Exhibit 10.3

LEASE AGREEMENT

This agreement of Lease (“Lease Agreement”) made and executed on this 24th day of March, 2009 by and between:

1.	Mr. Dinesh Kumar, son of Late Shri Prem Prakash Gaind, aged 44 years, residing at B-3/6, DLF Phase-I, Gurgaon (which expression shall mean and include their heirs, executors, successors and assigns),

2.	Mr. Manmohan Gaind, son of Late Shri Prem Prakash Gaind, aged 43 years, residing at B-3/6, DLF Phase-I, Gurgaon (which expression shall mean and include their heirs, executors, successors and assigns);

(hereinafter collectively referred to as the “Lessors”)

AND

3.	Midland Credit Management India Private Limited (previously known as Midland Calibrated India Private Limited), having its registered office at Regus Centre, Level 15,Eros Corporate Towers, Nehru Place, New Delhi-110019 (hereinafter referred to as “Lessee”, which expression shall mean and include its successors and assigns and represented by its authorized signatory Mr. Manu Rikhye).

The Lessors and the Lessee are hereinafter referred to in the collective as the “Parties” and in the singular as a “Party”, as the context may require.

Recitals:

A.	The Parties had entered into a lease agreement dated June 19, 2008 (“Old Lease Agreement”) wherein the Lessors had leased their premises situated at Plot No. 520, Udyog Vihar, Industrial Area, Phase III, Gurgaon- 122015 and as more particularly described in the site plan annexed to this Lease Agreement as Schedule I (“Leased Premises”) to the Lessee.

B.	The Lessee terminated the Old Lease Agreement in accordance with the terms of the Old Lease Agreement and the Lessors have accepted termination thereof. However, both the Parties have mutually agreed that the Lessee will continue to stay in the Leased Premises on the terms and conditions agreed between them under this fresh Lease Agreement.

NOW THEREFORE, in consideration of the promises and covenants herein set forth and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.	That the Lessors agree to lease and Lessee agrees to take on lease the Leased Premises.

2.	The Parties agree that the term of this Lease Agreement will commence on 24th May 2009 (hereinafter “Lease Commencement Date”).

3.	The term of the lease of the Leased Premises shall commence on the Lease Commencement Date and shall continue for a period of five months thereafter till 23rd October 2009 (“hereinafter “Term”).

4.	Notwithstanding anything to the contrary contained in this Lease Agreement or any other written agreement between the Parties, during the Term, this Lease Agreement cannot be terminated by any Party before the end of the Term. This Lease Agreement shall stand automatically terminated at the end of the Term.

5.	The lessee shall pay a rental of Rs. 17,75,400/- (Rupees Seventeen lakhs seventy five thousand four hundred only) per month which is inclusive of all costs that is associated with the premises (hereinafter “Rent”).

6.	That the Lessee agrees to pay to the Lessors the agreed Rent in advance on or before the 7th of each month.

7.	That on the expiry of the Term or its early termination the Lessee shall hand over peaceful possession of the Leased Premises to the Lessors.

8.	The Lessors represents and warrants the following:

(a)	the Lessors (i) are the owners in possession of the Leased Premises; and (ii) have valid title and allotment from HSIIDC to the Leased Premises;

(b)	the Leased Premises are free from any and all encumbrances, liens and charges of any nature whatsoever;

(c)	all necessary and applicable statutory approvals and permissions required except the Occupation Certificate, for lawful occupation of the Leased Premises have been validly obtained by the Lessors.

9.

The Old Lease Agreement was terminated by the Lessee on 23rd  February, 2009 in accordance with the terms thereof and the Lessors admit and accept the same. The Lessors have no outstanding claim against the Lessee in relation to the use and enjoyment of the Leased Premises by it during the term of the Lease upto the termination thereof as aforesaid.

10.	Notwithstanding anything to the contrary contained herein, the Lessors hereby agree, jointly and severally, to indemnify, defend and hold harmless, the Lessee, its employees, officers, directors (collectively the “Indemnified Persons”) from and against any and all actual losses, liabilities, demands, penalties, actions, suits, claims and damages actually suffered by the Indemnified Persons relating to or arising out of any of the following:

(a)	Lessors’ default under the terms of this Lease Agreement;

(b)	any misrepresentation, inaccuracy in or breach of any of the representations and warranties contained in this Lease Agreement; or

(c)	any third party claim relating to or arising out of any acts of omission or commission or conduct of the Lessors, or its employees or agents in relation to the Leased Premises

11.	Notice:

11.1	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally; (ii) sent by prepaid courier service, airmail or registered mail; in the case of notice to the Lessors, if addressed to it as follows:

If to the Lessors:

B-3/6, DLF Phase-I, GURGAON

Tel:

Attn:	Mr. Dinesh Kumar

  Mr. Manmohan Gaind

and in the case of notice to the Lessee, if addressed to it as follows:

Plot # 520, Udyog Vihar Phase-III, GURGAON

Tel:      4530300

Attn:    Mr. Manu Rikhye

11.2	Where the notice is delivered; (i) personally, the same shall be deemed to have been received on the date of delivery; (ii) by prepaid courier service, airmail or registered mail, the same shall be deemed to have been delivered within 3 days from the date of posting.

11.3	Any Party hereto or others mentioned above may change any particulars of its address for notice by notice to the other in the manner aforesaid.

12.	All disputes pertaining to this Lease Agreement shall be referred exclusively to the competent courts of Gurgaon.

13.	The present Lease Agreement constitutes the entire agreement between the parties in relation to the use and enjoyment of the Lease Premises and supersedes and suppresses all previous agreements and understanding prior to the date of its execution.

IN WITNESS WHEREOF, the Lessors and the Lessee have set their hands and seal to this Lease Agreement on the day, month and year first above written.

WITNESSES:
1.	/s/ Pramod Kumar		LESSORS
	Pramod Kumar	1.	/s/ Dinesh Kumar
	Address: 516, Phase 3, Gurgaon.		Dinesh Kumar

2.	/s/ Anurag Arora	2.	/s/ Manmohan Gaind
	Anurag Arora		Manmohan Gaind
	Address: 27/93, Javala Nagar, Shahdara, Delhi-32

			LESSEE
			/s/ Manu Rikhye
			Manu Rikhye
			Authorised Signatory

Schedule I

Description of the Leased Property

All the piece and parcel of the land and commercial industrial building situated at Plot No. 520, Udyog Vihar Industrial Area, Phase III, Gurgaon – 122015, consisting of two levels of basement, ground, first, second, third, fourth and fifth floors, measuring in all 29,440 sq.ft., together with fixtures and fittings and exclusive surface parking spaces around the building. The property being bounded on

East by	: Other property

West by	: Road 30 metre wide

North by	: Adjacent Plot No. 521

South by	: Adjacent Plot # 519